NOVATION OF SUBADVISORY AGREEMENT

            This Novation is entered into as of the 1st day of April, 2013, by and among

Allianz Global Investors U.S. LLC, a Delaware limited liability company (“AllianzGI US”), successor to RCM Capital Management LLC (formerly, Dresdner RCM Global Investors LLC), a Delaware limited liability company (“RCM”), and Wells Fargo Funds Management, LLC, a Delaware limited liability company (the “Adviser”) and Wells Fargo Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of its series, Wells Fargo Advantage Specialized Technology Fund (the “Fund”).

            WHEREAS, the Trust, on behalf of the Fund, has retained the Adviser to render investment management and administrative services pursuant to an Amended and Restated Investment Management Agreement, dated as of August 6, 2003, and amended as of October 1, 2005 and March 27, 2009, by and between the Adviser and the Trust, on behalf of the Fund;

            WHEREAS, the Adviser has retained RCM to provide investment advisory services to the Fund pursuant to a Subadvisory Agreement, dated October 29, 2001, by and between the Adviser, RCM and the Trust, on behalf of the Fund;

WHEREAS, RCM (prior to its merger with AllianzGI US) was and each of the Adviser and AllianzGI US is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended;

            WHEREAS, the Adviser, AllianzGI US and the Trust each desire that AllianzGI US be substituted for RCM as the Trust’s investment subadviser under the Subadvisory Agreement in a transaction which does not result in a change of actual control or management of the adviser or subadviser to the Fund in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

            WHEREAS,   AllianzGI US, as successor to RCM, desires to effect a novation of the Subadvisory Agreement so that AllianzGI US is substituted for RCM as a party to such agreement and RCM is released from its obligations under such agreement; AllianzGI US desires to accept the novation thereof; and the Adviser and the Trust, on behalf of the Fund, each desires to consent to such novation.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

Novation and Acceptance. Subject to the terms and conditions contained herein, AllianzGI US, as successor to RCM, hereby effects a novation of the Subadvisory Agreement to substitute AllianzGI US for RCM as a party to such agreement (the “Novation”). The Adviser and the Trust, on behalf of the Fund, each hereby consents to such Novation and hereby releases RCM from all of its duties and obligations under the Subadvisory Agreement. AllianzGI US hereby accepts the Novation and hereby releases RCM from all of its duties and obligations under the Subadvisory Agreement, and assumes all rights, duties and obligations of RCM under such agreement.

Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 12 of the Subadvisory Agreement are satisfied or until terminated in accordance with Section 13 of the Subadvisory Agreement.

No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Subadvisory Agreement for purposes of Section 13 of the Subadvisory Agreement or the 1940 Act, and that the Subadvisory Agreement, as so novated, shall remain in full force and effect after the Novation.

Technical Amendment. The parties agree that all references in the Subadvisory Agreement to RCM shall hereby be changed to AllianzGI US.

            This agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the dates indicated below with effect as of the day and year first above written.

ALLIANZ GLOBAL INVESTORS                 WELLS FARGO FUNDS TRUST

U.S. LLC                                                              on behalf of its series, Wells Fargo Advantage

                  Specialized Technology Fund

By: _____________________________             By: ______________________________

Name:                                                                    Name:  C. David Messman

Title:                                                                      Title:    Secretary and Chief Legal Officer

Executed:                                                              Executed:

WELLS FARGO FUNDS

MANAGEMENT, LLC

By:_____________________________

Name:  Andrew Owen

Title:    Executive Vice President
Executed: